Exhibit 99
Stem to Host Investor and Analyst Day on September 28, 2022

SAN FRANCISCO – September 22, 2022 – Stem (the "Company") (NYSE: STEM), a global leader in AI-driven clean energy solutions and services, announced today that it will host its Investor and Analyst Day on Wednesday, September 28, 2022, beginning at approximately 9:00 a.m. Eastern Time (ET), in New York City, New York.

During the event, Stem’s senior management will discuss the Company’s strategy, technology differentiation, and long-term financial outlook. Additionally, the Company will provide a demonstration of its Athena® software platform, and management will hold a Q&A session.

A live video webcast will be available in listen-only mode beginning at approximately 9:00 a.m. ET and include access to the Q&A session. To access the live webcast, please register at least 15 minutes prior to the event at https://icr.swoogo.com/STEM_Virtual. An archived replay will be made available following the end of the event. For additional information, as well as the Company’s latest presentation materials, please visit the Company’s Investor website at https://investors.stem.com/.

About Stem, Inc.
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

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Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Stem Media Contact
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.